EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sevion Therapeutics, Inc. (f/k/a Senesco Technologies, Inc.) of our report dated September 26, 2014, relating to the audit of the consolidated financial statements, included in the Annual Report on Form 10-K of Sevion Therapeutics, Inc. for the year ended June 30, 2014. Our report dated September 26, 2014, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ McGladrey LLP

New York, New York

February 5, 2015